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                                                                Exhibit No. 99.1

                              FOR IMMEDIATE RELEASE

October 16, 2002


[Piedmont Natural Gas Logo]


Piedmont Natural Gas To Purchase NCNG From Progress Energy

CHARLOTTE, NC, - Piedmont Natural Gas [NYSE: PNY] today announced an agreement to purchase the stock of North Carolina Natural Gas (NCNG), a natural gas distribution subsidiary of Progress Energy, and Progress Energy's investment in EasternNC, for approximately $425 million in cash. The acquisition of approximately 176,000 NCNG residential, commercial and industrial natural gas customers in eastern and southern North Carolina will increase Piedmont's growing number of customers served to more than 901,000 across North Carolina, South Carolina and Tennessee. EasternNC is a joint venture with the Albemarle Pamlico Economic Development Corporation (APEC) to bring natural gas service to 14 counties in eastern North Carolina.

Earlier this month, Piedmont completed its purchase of North Carolina Gas Service (NCGS), the North Carolina natural gas distribution division of NUI Corporation. NCGS serves customers in Rockingham and Stokes counties, which are contiguous to Piedmont's existing service territory. In 2001, Piedmont completed the purchase of the natural gas distribution system that serves customers in the Gaffney area of Cherokee County, South Carolina, from Atmos Energy Corporation. Also in 2001, the company began service to new territory in Avery, Mitchell and Yancey counties in North Carolina.

"We very much look forward to including NCNG's customers as part of the 454,000 natural gas customers we now serve in North Carolina," commented Piedmont CEO Ware F. Schiefer. "Like Piedmont Natural Gas, NCNG has a long and proud history of providing safe and reliable natural gas service in North Carolina. In addition, with our investment in Eastern NC, we will assist in the economic development of eastern North Carolina and become an exemplary corporate citizen in the area," said Schiefer.


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"This acquisition is consistent with our focused and disciplined strategy of pursuing profitable growth in our core southeast natural gas distribution business," commented Piedmont President and COO Thomas E. Skains. "With an acquisition multiple of 1.07 times NCNG's net utility plant, we expect this purchase to be accretive to earnings in our 2004 fiscal year, the first full year following the anticipated closing date. We remain committed to a strong balance sheet and high credit quality. Following short-term debt financing to close the transaction, we intend to realign our long-term debt and equity capitalization to achieve our historical ratios."


The Boards of Directors of both companies have approved the transaction. The acquisition requires approval from the North Carolina Utilities Commission
(NCUC), the U.S. Securities & Exchange Commission (SEC) and the U.S. Department of Justice under Hart-Scott-Rodino. It is expected to close in mid-2003.

Piedmont was advised by Merrill Lynch and by the law firm of Nelson Mullins Riley & Scarborough. Progress Energy was advised by Salomon Smith Barney and by the law firm of Hunton & Williams.

About Piedmont Natural Gas
--------------------------

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 725,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

This press release contains forward-looking statements. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ

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from anticipated results include, but are not limited to, economic conditions;
competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could" and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

                                      # # #

CONTACTS:
PIEDMONT NATURAL GAS
Corporate Communications, Steve Conner, 704.731.4205
Investor Relations, Headen Thomas, 704.731.4438




FACT SHEET
                              PNY                 NCNG              Combined
                              ---                 ----              --------
Annual Revenue          $1.108 billion        $318 million       $1.426 billion
No. of Customers
  (total Company)           725,000              176,000(1)           901,000
Households in Market       2,038,000             878,000            2,916,000
Utility Throughput          134 Bcf               52 Bcf             186 Bcf
Total Net Plant         $1.115 billion        $400 million       $1.515 billion
Joint Venture
  Investments
  - Pine Needle               35%                  5%                   40%
  - Cardinal                16.5%                  5%                 21.5%
Sandhills Pipeline
  Net Plant                  ---             $90.2 million       $90.2 million

(1) Includes approximately 50,000 customers served by NCNG's municipal gas customers.







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